Exhibit 99.1
Axonics® Announces Appointment of David M. Demski to Board of Directors

IRVINE, Calif – December 14, 2020 – Axonics Modulation Technologies, Inc. (Nasdaq: AXNX), a medical technology company that has developed and is commercializing novel implantable sacral neuromodulation (SNM) devices for the treatment of urinary and bowel dysfunction, today announced the appointment of veteran medical technology industry executive David M. Demski to its board of directors, effective January 1, 2021.

Mr. Demski currently serves as president and CEO of Globus Medical, Inc. (Nasdaq: GMED), a publicly traded medical technology company that manufactures and markets musculoskeletal implants and related surgical products, with sales in 2019 of over $750 million and a current market capitalization of over $5.9 billion. Mr. Demski has served as a member of the Globus board of directors since the inception of Globus in 2003. From 2003 until his appointment as CEO of Globus in 2017, Mr. Demski held various senior management positions at Globus, including chief financial officer, chief operating officer and president, Emerging Technologies. Mr. Demski received a B.S. in Business Administration from University of Michigan and an M.B.A. from Stanford Graduate School of Business.

Juliet Tammenoms Bakker, managing director at venture capital firm Longitude Capital, has retired from the board of directors effective December 11, 2020. Erik Amble, chairman of Swiss-based NeoMed Management and a founding venture capital investor in Axonics, will be retiring from the board effective December 31, 2020.

Mr. Demski said, “Axonics has done an outstanding job of executing on its business plan since the launch of its r-SNM product in the U.S. a year ago and I admire the company’s commitment to innovation for the benefit of patients, their families and clinicians. Axonics’ technology advantage, distribution footprint and strong balance sheet provides the strategic foundation for significant future growth given the highly underpenetrated market for patients suffering from pelvic floor dysfunction. I am looking forward to serving on the board and working with the Axonics senior leadership team in the months and years ahead.”

Raymond W. Cohen, CEO of Axonics, said, “We are thrilled to welcome Dave to our board of directors. He has extensive leadership experience in medical devices and a proven track record of successfully acquiring and scaling emerging growth businesses. We look forward to benefiting from Dave’s strategic insight as Axonics continues to execute on its ambitious growth objectives.”

Mr. Cohen continued, “We are grateful for the support and board service of Mr. Amble and Ms. Bakker, both of whom shared our vision of developing and commercializing a long-lived SNM device with the potential to change the lives of patients suffering from bladder and bowel dysfunction. On behalf of all Axonics stakeholders, I extend our sincere appreciation to Mr. Amble and Ms. Bakker.”

About Axonics Modulation Technologies, Inc.
Axonics, based in Irvine, Calif., has developed and is commercializing novel implantable SNM devices for patients with urinary and bowel dysfunction. These conditions are caused by a miscommunication between the bladder and the brain and significantly impacts quality of life. Overactive bladder affects an estimated 87 million adults in the U.S. and Europe. Another estimated 40 million adults are reported to suffer from fecal incontinence/accidental bowel leakage. Axonics SNM therapy, which has been clinically proven to reduce symptoms and restore pelvic floor function, is now being offered at hundreds of medical centers across the U.S. and in dozens of select hospitals in Western Europe. Reimbursement coverage is well established in the U.S. and is a covered service in most European countries. The Axonics System is the first long-lived rechargeable SNM system approved for sale in the world, and the first to gain full-body MRI conditional labeling. For more information, visit www.axonics.com.

Axonics contact:
Neil Bhalodkar
949-336-5293
IR@axonics.com